EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Resource Bankshares Corporation

We hereby consent to the incorporation by reference in Form S-8 (No. 333-114206) of Fulton Financial Corporation of our report dated June 2, 2005 included in this Form 11-K relating to the statements of net assets available for benefits of Resource Bank Stock and 401(k) Savings Plan as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits and supplemental schedule for the year ended December 31, 2004.

Norfolk, Virginia
June 27, 2005